AllianceBernstein L.P.
2010 KBW Financial Services Conference
David Steyn Presentation
June 3, 2010, 8:00 AM ET

Operator:
We have David Steyn, Chief Operating Officer at AllianceBernstein who, among other things, runs distribution and infrastructure for the Company more or less.  And also joining us from Alliance today is John Howard, their CFO, and Phil Talamo, the head of investor relations.

I think as many of you know, it has been a challenging couple of years for the firm as they struggled with some performance issues and did go through some painful rounds of headcount reductions and other expense initiatives as management looks to right-size the organization from one that had been I believe organized for about a trillion dollars of assets to the present day reality.

More recently, however, I think there have been more positive things to talk about as investment performance has improved, outflows moderated, and the company has a better respective operating leverage going forward to better revenue growth.  We suspect David will touch on these and some other topics including new initiatives in his presentation and hopefully maybe we'll hear some comments about how investors may be reacting to the latest bout of market volatility.

With that, David, I appreciate you joining us.  Thank you.

David Steyn:	Thanks, Rob. I'll try to do some of that at least in the next 15 to 20 minutes and then throw this open to questions.

The deck, which I'm going to have up on that screen, is a version of our earnings call deck.  I don't really tend to go through it page by page by page.  It's more sort of aid memoir to me to cover the things I should be covering.

But let me start with what I would say was our agenda in 2009.  The agenda for the firm in 2009 was to turn around investment performance, and with that turn around of investment performance, to turn around asset flows.

I'll skip to the fourth one, to restore operating leverage to the firm, which Rob alluded to, which with a turn around in asset flows would flow through to Unitholders.  And then in the middle, sell side research leadership.  I will talk a bit about that in a minute or two.  To continue ramping up our presence in the sell side through Sanford C. Bernstein.

So, let me comment first and foremost on performance.  This is not the way we normally show performance; we did this on our last earnings call because we were specifically trying to address a point.  And in our next earnings call and in the future we'll go back to the way we normally do it, which is to use institutional composites of our larger services and to take regular time periods such as quarters, 12 months, etc.

What we wanted to do here was to show peak to trough and trough to present performance, if that's the right way to put it, to illustrate the sort of Tale of Two Cities of investment performance from the challenges of 2008 and then the redemption of 2009.

Here we're showing mutual fund performance from the peak of the market to the trough of the market, then from the trough of the market back up to the end of the first quarter.

And the story speaks for itself.  Extremely challenging performance during the credit crunch crisis of 2008, but redemption across the value services coming out of that.  A similar picture in growth equities.  And an even more extreme picture in some sense is in fixed income with 2009 fixed income performance being off the chart -- quite stellar.

Now the flow picture is complex, and I'm going to drill down a little bit into each one of our channels, but first of all let me explain this chart, and the next two charts which take exactly the same form.

What we're showing here are the gross and net flows on a quarterly average basis.  The left-hand bar -- to my right and to your left -- being the four quarters of 2009, and the right-hand bar being Q1 of 2010.

Here we start off by showing private clients.  Now, our private client business, which is quite an extraordinary business, which I will talk about in some detail because as I look forward I think it is the channel where I see the greatest opportunity today.

We saw an immediate shift in private client business after the events of 2008, and the shift was sort of two or three fold.  First of all, we saw de-risking by private clients.  By the way, private clients to us, minimum $500,000, totally discretionary service, essentially proprietary closed architecture within the firm, today about $75 billion, vast majority sourced out of United States of America.  Some 18 offices and not far short of 300 financial advisors.

So the first thing we saw in 2008 was a de-risking.  Clients fleeing the equity markets and fleeing into cash.  The second thing we saw was terminations.  Clients taking money away and cash flows materially changing.  Clients taking cash out of our services, out of the markets and putting it in the bank.

By the tail end of 2009, that environment had clearly changed in the private client market.  Clients were re-risking, going back into equities, and taking flows out of cash and re-engaging in long-term investment planning discussions or debates with firms like ourselves.

If there was a difference, however, it would be this.  Well, let's say in 2007 you pitched for a $20 million account and you either won or you didn't win the $20 million account.  In 2009 and 2010 you're pitching for a $20 million account, but they're putting $10 million out there and keeping $10 million safe.

So good news, re-risking, but it's still an environment where private clients are very nervous and keeping some degree of powder dry.

Now, I said that I see the private client channel as I look forward as one of the greatest areas of opportunity we have.  My own background is the institutional market place, and as the accent probably tells you, the international institutional market place.  And for ten years I've bored at every conference like this by saying the greatest opportunity lay with institutions outside the United States of America.

Today if I look forward ten years, I think the greatest opportunity we have is with private clients in the United States of America because this is a market place which has gone from an environment of greater stability to one of volatility.  And with advisors in motion, you have money in motion.  And with money in motion, you have an opportunity.

I've never known an environment in which the private client industry as a whole is as dissatisfied with its suppliers.  Now that's both a challenge and an opportunity.  Private clients loathe opening up their newspaper and seeing their money manager's name on the front page of The Wall Street Journal.  They loathe it.  They hate instability.  They hate uncertainty.  Will firms still be in business in five years time?

And so this is an opportunity where I think you're going to see significant market share shifts take place over the next few years.  Now we have to do a number of things right in order to benefit from those market share shifts, and Rob said I might comment on some of the initiatives we're doing, so let me raise one right now.

One of the lessons we learned from 2008 and as we look to address this market is we recognize we needed a much broader alternatives platform if we are going to exploit the opportunity in private client going forward.  And it was announced internally last week I think, Phil?  This is the first time I'm making the external announcement of the creation of a new alternative strategy unit reporting to me which is drawing on some of the most senior talent within the firm to build out an alternatives platform, not just for our private client business, but certainly private client is a key distribution channel.

And that platform might build, that platform might buy, and that platform might rent.  We are openly exploring all three options.  So in different parts of alternative space we may pursue different strategies.  But we are very clearly saying a strategic imperative of the firm is the growth of our alternatives capability.  And one of the primary reasons for that is because of the opportunity we see in the private client channel.

Retail was the first channel to move into positive territory, but I have to add a couple of caveats.  Retail -- it's a misnomer, but we almost have two different businesses grouped under these retail AUM totals.  We have mutual funds, what people think of as retail.  But we also, as a firm, put into retail our subadvisory business.  Roughly speaking 60% mutual funds and 40% subadvisory.

The business flows of those two segments are quite, quite different, with mutual funds being positive, particularly outside the United States of America, particularly in fixed income.  In subadvisory, which is much more like an institutional business and has many of the characteristics of the institutional market place, which I'm going to come to in a second, flows remain challenged.

We also continue to see de-risking in the subadvisory channel, particularly here in the United States of America.  Variable annuity market suppliers are moving towards passive or much lower risk strategies.

I mentioned that the rebound in flows was strongest outside the United States of America.  That has broadened -- I mean, it certainly started in Asia but it's broadened out from Asia.  And it's been heavily concentrated in fixed income.

Earlier this year we were asked by many investors what did we think about assumptions which were being made by some of our competitors that flows were shifting from fixed income into equities.  We didn't see that.  And we remain skeptical that that would happen quickly, and right now we continue to remain skeptical.

Now I have to say, I was asked by an investor the other day at what level of the capital markets do you think retail flows in this industry are going to materially improve, and I said I felt that was the wrong question.  It's not the level of the capital markets which are driving flows in or out, it's the volatility of the capital markets which are driving flows in and out.

May was a tough month for the entire retail industry as we responded to much, much higher volatility in the market place.  And I suspect going forward we'll continue to see a very high correlation between flows and volatility, not absolute levels.

Now I mentioned that the most challenging of our distribution channels is in the institutional market place.  It's definitely improved.  The trends are in the right direction.  We're re-engaging with consultants.  We're seeing good business momentum in fixed income.  But this is a channel which will take the longest to turn around because it is the most intermediated of our channels, by which I mean intermediated by the consultant community.

A couple of high points, which I would just mention.  In the immediate aftermath of the credit crunch we saw DC activity just disappear for a whole host of reasons.  Clients had better things to worry about or bigger things to worry about then their DC schemes.  We are now seeing a meaningful pickup in DC activity, and we would expect that to turn up in the flow numbers at some point, but we are actively engaged across the client base and talking about DC.

Within the corporate DB space, we continue to see a secular shift from equities to fixed income.  Rightly or wrongly, and whether this is the right stage of the economic cycle or so on is a whole other debate.  But we expect that to continue.  And that flow is particularly pronounced out of the domestic large cap asset class wherever you are in the world.

So the big, big picture flow story taking place with corporate pension funds today is de-risking out of domestic equities, flows into fixed income.  And then even within domestic equities the continued shift from active to passive.

And so this picture of significant activity biased for us towards the fixed income space is not just a reflection of where our performance is best right now.  It's also a reflection of what our clients are doing.  And we don't expect that to go into reverse anytime soon.

I think we can skip that chart, but I would just mention one response by our firm post 2008 was to put a much greater focus on product development.  It wasn't an area where this firm had spent a great amount of time and effort historically.  But we felt it was an area where we needed to start investing.  And one of the reasons we needed to start investing in it was that client needs were changing and we needed to respond to the changing shifts of client needs.

So above the line you can see products, which have been launched already.  Below the line you can see products we are working on, or if you take DAA which you see has already been launched in the private client space and then it's below the line in the retail space, that's a product which we're moving across the channels.

I want to say something about DAA because I think it's an example of -- I'm not going to give a quick sales talk on Dynamic Asset Allocation -- but it's an illustration of what I mean when I say we need to respond to client needs and then the opportunities we see in other channels.

Dynamic Asset Allocation was a direct response to the events of 2008 and a recognition that there was a subset of our clients who wanted a more dynamic approach to risk management within their discretionary portfolios.  So this product was launched three months ago.

As of today, 25% of our private clients have taken this up, vastly exceeding our expectations for new product acceptance or new service acceptance.  Definitely beating any such launch of a new product within the channel.

I'm highlighting this not because this is going to change our P&L or anything else like that.  It's just a different flavor of our services for private clients.  I'm highlighting it from the perspective of client needs are changing dramatically in this environment, and all of our firms are going to have to be much more responsive to those evolving needs.

Let me comment on the sell side at Sanford C. Bernstein.  I started out by saying the greatest opportunity I think on our buy side lies in the private client space today in the United States of America.  And that's not a three to six month view.  That's a five to ten year view.  And that is an area where the firm is investing actively.

This is another area where the firm is investing actively.  In the early part of this decade in a major investment by the firm, we took what was essentially a US business and moved it to London.  And that was a major investment, which has paid off significantly with London being a very profitable business for us, and I want to say rounding out our product suite but really it was internationalizing our product suite.

The third leg of that, and then truly rounding it out, is the move towards Asia.  Now that's a multiyear effort, but we have opened up our operations in Hong Kong.  We have published analysts there now.  We will have trading capabilities.  We will have sales capabilities in Asia.  And I would like to be standing up in five years' time, and if we're talking about the sell side, I'll be talking about a truly global business with enormous synergies.

And if I can preempt a question I'm often asked is how much do you think you're going to make out of Asia.  We can't even think of it like that.  Many of our clients on the sell side may pay for our Asian research here in the United State of America, or Asian clients may pay for their US research in Asia.  This is an integrated sell side platform.

Lastly, let me pick up on Rob's point about operating leverage.  I wouldn't talk about it quite the way he did -- that we built the firm for a trillion dollars of assets, but we certainly expanded on just about every front all at the same time.  And a very high priority in 2009 was to restore focus to what the firm is doing and restore operating leverage to what the firm is doing.

The most obvious area is always going to be headcount.  The headcount of the firm peaked at 5,600.  The headcount of the firm today is about 4,250 or 4,280, give or take, which is a 25% reduction in headcount.

Today we feel that this is the right size for AllianceBernstein -- 4,400 to 4,200, something in that sort of area.  And as we invest in areas such as private clients and the sell side, we will keep the headcount total of this firm under very, very tight control, and you can take it that we will be cutting headcount elsewhere in order to make those investments.

So looking forward I think you can talk about a headcount which expands by a couple of percent per annum under the type of business climate we have today, but nothing at all like the expansion of headcount which we saw at the peak of the boom markets.

So with that, I should probably shut up because I've used up my 22 minutes and throw this open to questions.  I'm happy to try to answer any questions on the firm or indeed what we see happening in the wider industry.

Rob Lee:
Thank you.  Thank you, David.  Well, I guess maybe I'll start with two questions.  The first on kind of the wider space.  You started to see institutional investors I guess kind of re-engage in the last six months or so, and I'm just curious from where you're sitting if the last six weeks or so, the spike in volatility on the institutional side of the business, have you seen any kind of pause or anything?

David Steyn:
Not really because I think the timeline in institutional space is so much longer.  It would be a bit surprising if we saw a dramatic change in institutional activity as a result of volatility in May.  If we have six months of volatility like this, we will definitely see the institutional market place pause for thought.

It is interesting to see what is happening in the institutional market place because the trends there are complex.  Never has corporate DB here in the United States of America been as underfunded as it is.  The irony of that is that although our view of corporate DB's life is extremely pessimistic -- we think it won't exist as an industry in a few decade's time -- in the short to medium term, we see significant cash flows into corporate DB as pension plans have to address their under funding before they can close or match or liability invest or whatever have you.

So whilst our long-term expectations for the corporate DB market place are very pessimistic, our short-term expectations are the exact opposite.  We do see lots of activity.  And then within that space you see a whole range of investment strategies from pension plans who just keep de-risking through to those who perhaps as a response to being 25% under funded are re-engaging out of a necessity.

You talk to pension plan after pension plan after pension plan, and they're actuarial assumptions are for 8% returns.  Well they're not going to get that out of fixed income.

Rob Lee:
Okay.  Going deeper, shifting to the private client business.  You talked a bit about seeing a lot of opportunity there in part I guess because of market share shifts.  Can you maybe address two things there?  When you look at that, do you expect really most of the growth to be market share shifts, you kind of said that, but what do you think kind of the wealth creation, the ability of wealth creation, which drove a lot of the industry the last couple of decades that would seem to be slowing down?

And then secondly, is there an -- is part of the growth expectation there just filling in the existing footprint, or is it possible you can go back to kind of opening up incremental new offices?

David Steyn:	That's an interesting question for us. What Rob's alluding to is -- if you go back to Bernstein, Bernstein started as private client fund manager, and until 1991 had only one office in New York.

In 1991 it opened its first office outside of New York in LA.  At the time of the merger with Alliance, there were six offices.  Post the merger we created another 12 offices, so the footprint in the States today is 18.  At the time of the merger, there were fewer than 100 advisors.  Today there are almost 300.

So the model was find a large metropolitan area with lots of wealthy Americans and open an office and dump 15 or 20 advisors in it.  We've run out of large metropolitan areas, give or take, but we haven't run out of wealthy Americans.

So one of the challenges as we look forward over this next decade is how do we broaden our footprint?  And to do that, almost certainly our model will have to evolve into something which might be much more hub and spoke like.

To the point about wealth creation, I don't know the answer to that.  I'm a perpetual optimist and on a ten-year basis I think there'll be plenty of wealth creation in the United States of America.

But I certainly take the point that this is an industry which is incredibly fragmented and that dynamic gives rise to great opportunity to a firm like us and to any firm if you begin to see money in motion.

So what are the circumstances which are going to lead to money in motion? -- advisors in motion. How stable do we think the old warehouses are on a ten-year basis?  I don't know -- that's an interesting question.

How sustainable are their business models?  How happy are clients?  I would say as an industry now -- I'm not talking about any one firm and I'm not talking about us -- but I can't recall a time when clients disliked the financial services industry as much as it does today.  I'm talking about all clients.  I'm not just talking about private clients.

We all work for an industry, which isn't held in the highest of esteem post 2008.  For firms who are trusted, who are seen as not having conflicts of interest, are seen in a good sense being conservative this is an opportunity because someone has to run your money.  You're not going to put it under the mattress.  And so it's really in that context that I say I see private clients as an opportunity.

If I can draw a parallel.  When Alliance and Bernstein merged, just short of 90% of the client base of the firm was in the United States of America and just short of 90% of all of our services were US money management.  Bernstein was the largest US value manager in America.  Alliance was the largest US growth money manager in America.  You married the largest US growth money manager to the largest US value manager, and there's only one place to go, and that's not up.

So the firm had a strategic imperative ten years ago to globalize.  We had no choice.  Today we are a much bigger global money manager than we are a domestic money manager.  I would like to say it was all skill.  We were actually very lucky.  I didn't tell my boss we were lucky.  I said it was all skill to my boss, but we were actually very lucky because the markets we had to move into were going through seismic change.

We saw enormous market share shifts, and we -- and if you need to change your firm, you needed a market environment in which there is a lot of change happening.  I see that parallel repeating itself now in the United States of America in private client space, a market place which over the last decade has been incredibly stable, is now looking very unstable.

If two years ago someone had predicted Bank of America-Merrill Lynch, Morgan Stanley-Smith Barney, Wells Fargo-Wachovia -- who knows what happens to UBS.  If someone had predicted those changes, you'd have felt like “what planet are you living on?”  That's the scale of change which is taking place.

This is an industry where merger is extremely hard to do in the best of times, and these are the worst of times.  So let's see what happens.

Rob Lee:
And maybe just one more question.  You talked some about the US DB -- corporate DB market.  Can you maybe touch a little bit on if there's any kind of one or two key trends you see outside the US, whether it's in terms of product, whether it's through government pension, sovereign wealth funds, if there's any one or two things you think really stand out?

David Steyn:
Great question.  We, like many others, see significant flows in opportunities of sovereign wealth.  And whilst we don’t break down in that type of granularity, I'd be happy to make the assumption that in the last few years we've probably seen more positive flows out of sovereign wealth than in previous decade.

Now, is that successful?  It's very hard to quantify what success is.  Have we got our share of it?  Share of what?  We don't know what the denominator is.  But the flows are meaningful and the opportunities are meaningful, and I think they will continue.

The DB industry outside the United States of America has many of the characteristics I've been describing in America.  In some places it's ahead by which I mean it's closer to the end state.  So the proportion of pension schemes in the United Kingdom which are closed today dwarfs the proportion in the United States, but it is a pointer to where the United States is going.

The use of LDI in a market like Netherlands dwarfs the use of LDI here, but it is a pointer as to where the United States is going.  So I just think each of the main markets is at a different stage in the cycle, but the end state is the same place.

I'll put it this way.  No country in the world which doesn't have a DB system is going to set up a DB system, and no company in the world – how’s this for a sweeping black and white statement -- which doesn't have a DB scheme is going to set up a DB scheme.  Those aren't good dynamics.

Now, the upside is DC.  And we expect the gapping away of DC from DB in terms of size of assets to accelerate.  And it's going to accelerate for two reasons.  It's going to accelerate because the flows are all into DC, and it's also going to accelerate because the returns in DC are going to be higher than the returns in DB, which has not historically been the case.

But as the DB industry moves more and more towards some form of immunization duration match and whatever have you, returns in DB are going to go down.  And the changes towards default options and target date funds and so on in DC over time are going to lead to returns in DC going up.  I don't mean over one year or anything else like that, but if you put these two factors together, the size of the pools are going to gap away from each other.

By the way, a little bit of audience participation here for a second.  How many of you materially changed your 401K allocations after 2008?  OK, four hands.  If you look at individual responses or investor responses to the events of 2008, the single segment of the market which behaved the most rationally, by which I mean it did nothing, is the 401K business.  The vast majority of 401K participants did nothing.

And that's another interesting dynamic.  If you think about John and Jane Doe.  With the money they control themselves they de-risked, went into cash.  The money they control indirectly, their 401K, kept flowing into equities.

And I'm going slightly off in a tangent.  It's one of the reasons why I think the picture of the mutual fund industry is a lot worse than the flow number suggests.  I've seen it said by commentaries if you look at flows into equity mutual funds, they're not materially different -- the response to the crash is not materially different here than it was in 1974.  In 1974 there wasn't a 401K business.  If you strip out the 401K flows, it's a very, very different picture.  Yes?

Unidentified Participant:
This is kind of a macro question, but you talked about the DB dying in the private sector and sooner or later it has to die in the public sector also.  But obviously there are huge political problems there.  But I just wonder as an industry observer what you think about that.

David Steyn:
I'd love to answer that question.  Last time I was asked a question like that I didn't realize there was a Reuters journalist sitting in the back of the room, and by the time I got back into my office, there was a story on Reuters about David Steyn has said about the public sector.  And the public sector is a rather large client base of ours, so you don't work for Reuters do you by any chance?

Look, I think the day of reckoning for the public sector  -- in a way you've answered the question.  The day of reckoning for the public sector has to come.  But it's going to be put off as long as it possibly can be.  And there's almost a community of self-interest to put it off.  So our children will be paying much higher taxes as a result of the liabilities of a public sector, which is not being properly funded today.  And that's not good news.

But in the meantime you've got an industry where the underlying asset flow shifts are diametrically opposite.  By the way, the shift into fixed income by corporate DB preceded 2008.  That's been going on for several years and 2008 just accelerated it.  And you had nothing like the same shift into fixed income out of public sector DB, which continue to have a much higher exposure to equities and risky asset classes.

I would expect some confluence at some point, but we're not seeing it today.

Okay.  Thank you.  Thank you for your time.